UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 1, 2011
NiSource Inc.
(Exact name of registrant as specified in its charter)
Commission file number 001-16189

Delaware	35-2108964

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

801 East 86th Avenue
Merrillville, Indiana	46410

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (877) 647-5990
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS
On September 1, 2011, NiSource Inc. (the “Company”) announced that effective August 31, 2011, Christopher A. Helms retired from his position as Executive Vice President and Group CEO of the NiSource Gas Transmission and Storage Group, as well as any other offices or directorships with the Company or any affiliate. In connection with his retirement from the Company, the Company and Mr. Helms entered into a letter agreement on August 30, 2011 (the “Agreement”), the material terms of which are described below.
The Agreement provides that Mr. Helms will continue to serve as a full-time, active employee of the Company until October 31, 2011, or his earlier resignation or termination (the “Employment Period”). During the Employment Period, he will continue to receive his current annual base salary and will remain eligible to participate in the Company’s benefit plans. The Agreement provides for Mr. Helms to receive a separation payment of $4,838,408 plus a lump sum payment equivalent to 130% of 104 weeks of COBRA continuation coverage payments in lieu of any continued medical, dental, vision and other welfare benefits. Mr. Helms will remain entitled to indemnification by the Company pursuant to its by-laws, as well as coverage under the Company’s directors and officers liability insurance policies to the same extent as other former officers of the Company. Mr. Helms has agreed to adhere to confidentiality and non-disparagement covenants. Mr. Helms also has agreed not to compete against NiSource with specified companies through December 31, 2012. The Agreement includes a customary release of claims arising prior to the signing of the release.
For additional information, see the press release furnished hereto as Exhibit 99.1.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

Exhibit
Number	Description
99.1	Press Release, dated September 1, 2011, issued by NiSource Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NiSource Inc.

(Registrant)

Date: September 1, 2011	By:	/s/ Robert E. Smith Robert E. Smith
Vice President and Assistant Corporate Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated September 1, 2011, issued by NiSource Inc.